Contact:	Investors: Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Media: Aline Schimmel Scienta Communications (312) 238-8957 aschimmel@scientapr.com

PROGENICS PHARMACEUTICALS TO WEBCAST UPCOMING PRESENTATIONS

Tarrytown, NY, April 4, 2011 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that Mark Baker, the Company's chief executive officer, will deliver company updates at the 10th Annual Needham Healthcare Conference on Tuesday, April 5, 2011 at 4:00pm ET, and at BioCentury’s Future Leaders in the Biotech Industry conference on Friday, April 15 at 11:00am ET.  Both webcasts will be live and archives of each will be made available for 30 days on the Events page of the Progenics website.

During the Needham Healthcare Conference, Mr. Baker will also participate in the “Strategic BD in Biotech – Horses for Courses” panel at noon ET on Wednesday, April 6. This panel will address corporate strategies in biotech partnering and business development.

For more information on these conferences, please see their sponsors’ websites or Progenics’ investor calendar on the Company’s website.

Progenics Pharmaceuticals, Inc., of Tarrytown, NY USA, is a biopharmaceutical company with programs in gastroenterology, oncology and virology focused on innovative therapeutics for patients with debilitating conditions and life-threatening diseases. Progenics' first commercialized therapy is RELISTOR® (methylnaltrexone bromide), a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness. Progenics has exclusively licensed Salix Pharmaceuticals, Ltd. to continue development and commercialization of RELISTOR in worldwide markets other than Japan, where Ono Pharmaceutical Co., Ltd. has an exclusive license to develop and commercialize subcutaneous RELISTOR. Progenics' pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage, novel antibodies to toxins produced by C. difficile bacteria.

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For more information, please visit www.progenics.com.

(PGNX-G)

Please Note: The information in this press release may contain projections and other forward-looking statements regarding future events. Such statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and/or costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting risks and litigation. More information concerning Progenics and such risks and uncertainties is available on its website, as well as in press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing this information as of this date and does not undertake any obligation to update or revise this information, whether as a result of new information, future events or circumstances or otherwise.